Exhibit 10.17






January 27, 2004



Mr. Charles Giesige
5741 Gladstone Lane
Greendale, WI 53129

Dear Chuck:


Congratulations on your promotion to the newly established position of Vice President, General Manager, Standby Division for C&D Technologies, Inc. This promotion becomes effective February 1, 2004. The scope of this position includes full operating responsibility for the combined Dynasty and Powercom Divisions of our Company.

Your new base rate will be $8,750.00, semi-monthly ($210,000.00 per year). This represents an increase of $20,000 per year or 10.5 percent. You will remain in salary grade 62X, and your bonus target continues to be 35% of your annual base pay. You will receive a written performance review in 2004, and will next be eligible for merit increase consideration in 2005 on a date consistent with that of other similarly situated executives. We also expect, subject to Compensation Committee approval, to award you a larger number of stock options in the coming year.

In addition, you will be expected to relocate your primary residence from Wisconsin to the Blue Bell, Pennsylvania area by June 30, 2004. To assist in this relocation the Company will provide you with reimbursement for reasonable relocation expenses incurred (expected not to exceed $50,000.00). You will be required to complete an expense reimbursement form including all applicable receipts prior to being reimbursed. Eligible expenses include, but may not be limited to, closing costs on the sale of your existing residence, closing costs on any residence you purchase at your new place of employment*, temporary living expenses not to exceed $3,000.00 per month for the first three months following your relocation to the Blue Bell, Pennsylvania area, movement of your effects and the cost of travel by car, from your current location to your new place of work.

In the event you voluntarily resign or are discharged from C&D for "cause" prior to the completion of twelve (12) months of service after transfer to the Blue Bell area, you will be required to refund the relocation expenses to the Company as per the Relocation Expense Reimbursement Agreement which is attached for your review and signature. Please feel free to contact Kevin Burgess, Vice President, Human Resources with any questions about the relocation program discussed above.

Except as identified above, all other terms and conditions of your Executive Employment Agreement will remain in full force and effect.

Chuck, needless to say, this is a critical position at C&D. I am confident you are the right person to take on this considerable challenge, and help us to grow the business. I look forward to working with you as you lead the newly established division to greater heights.

Again, congratulations.

Sincerely,


/s/ Wade
Wade H Roberts, Jr.



* You will be eligible for reimbursement of such expenses until July 1, 2005.